Exhibit 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS FOURTH QUARTER 2009 RESULTS

February 26, 2010 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced fourth quarter 2009 results of $0.33 per share, compared to a loss of $0.79 per share reported in the fourth quarter of 2008. Fourth quarter 2009 results include special credits and charges of $21 million of pretax income, or $0.18 per share after tax, the significant components of which are discussed below. Fourth quarter 2008 results include impairments of $54.4 million associated primarily with goodwill impairment and $45.7 million of impairment charges incurred by Maritech for a total of $100.1 million in pretax charges, or $0.91 per share after tax. All financial data in the text portion of this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended December 31, 2009 were $211.7 million versus $230.4 million in the fourth quarter of 2008. Total gross profit was $66.6 million in the fourth quarter of 2009 versus a negative $11.2 million in the fourth quarter of 2008. Income before discontinued operations was $25.4 million in the fourth quarter of 2009 versus a loss of $59.3 million in the comparable period of 2008. Net income was $25.8 million in 2009’s fourth quarter versus a loss of $59.9 million in 2008’s fourth quarter.

Consolidated results per share from continuing operations for the fourth quarter of 2009 were earnings of $0.33 with 76.4 million weighted average diluted common shares outstanding versus a loss of $0.79 with 74.9 million weighted average diluted common shares outstanding in the fourth quarter of 2008.

Divisional pretax earnings (loss) from continuing operations in the fourth quarter of 2009 versus the fourth quarter of 2008 were, Fluids Division: $1.6 million in 4Q 2009 and $(18.9) million in 4Q 2008; Offshore Services: $15.8 million in 4Q 2009 and $(14.2) million in 4Q 2008; Maritech: $31.4 million in 4Q 2009 and $(58.7) million in 4Q 2008; Production Testing: $1.8 million in 4Q 2009 and $9.8 million in 4Q 2008; and, Compressco: $5.7 million in 4Q 2009 and $7.6 million in 4Q 2008.

 Financial data aggregating full-year 2009, comparable data for 2008, and financial data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “The fourth quarter of 2009 concluded a year that was highlighted by a record level of cash flow generation, the successful reduction of our long-term debt, and record annual performance by our Offshore Services segment. We ended 2009 with a cash balance of $33.7 million and long-term debt of $310.1 million. This debt position is significantly below our originally budgeted year-end debt of slightly more than $400 million, and reemphasizes our continuing strength in managing our debt position.

“During the fourth quarter, our Fluids Division reported a sequential quarterly decrease in revenue and gross margin, the majority of which was driven by slower activity in the Gulf of Mexico related to the timing of several projects in our backlog. In addition, the Fluids Division incurred a fourth quarter impairment of $1.4 million. Our international fluids businesses continued to perform well during the fourth quarter. Overall, we expect to see an improvement in 2010 for the Fluids Division associated with a gradual recovery in our onshore markets, and an increased focus on deepwater services.

“Our Offshore Services segment’s record-setting 2009 performance was driven by the ongoing repair work on structures that suffered damage during Hurricane Ike and robust demand for decommissioning services related to our customers’ risk mitigation activities. The Offshore Services segment ended 2009 with a strong quarter, driven by a higher level of activity further into the quarter than we have historically experienced, given the seasonal fourth quarter decline in activity. Toward the end of the quarter, we did begin to see a more typical seasonal decline, and we expect this to carry though the first quarter of 2010. Thereafter, we anticipate an upswing in the second quarter, with the overall year for this segment in-line with our January 5 guidance.

“For the fourth quarter of 2009, Maritech reported a pretax profit of $31.4 million, which includes the $40 million we received in settlement of our Katrina/Rita insurance lawsuit. Also included in Maritech’s fourth quarter results were non-cash charges for revisions to estimates of future decommissioning activities and asset impairments, which aggregated to approximately $16 million, pretax. Excluding the settlement and non-cash charges, Maritech would have reported a fourth quarter profit. Production in the fourth quarter of 2009 was an average 45.2 MMcfe/day compared to an average 44.9 MMcfe/day in the third quarter of 2009. Maritech’s production rate continues to be impacted by several fields being shut-in due to downstream pipeline problems. However, that negative impact was offset during the fourth quarter of 2009 by Maritech resuming production on a portion of our East Cameron 328 property, which had been damaged during Hurricane Ike. Effective February 1, 2010, we hedged an additional 1,000 barrels of oil per day at $84.90 per barrel through the balance of 2010.

“During the fourth quarter, we began to see the first signs of an improvement in our domestic testing business. This slight increase in activity overlaid with a continued focus on cost control resulted in a sequential improvement in quarterly results for domestic production testing. For the Production Testing segment as a whole, this increase was offset by a decrease in activity and foreign exchange losses in certain international testing markets. For 2010, we expect to benefit from the ongoing recovery in the domestic market and we will continue to invest in our growing international markets.

“Compressco’s fourth quarter results were essentially flat compared to the third quarter of 2009, although profitability increased slightly due to continued cost control efforts. We expect Compressco’s domestic business to strengthen in 2010 in connection with an anticipated improvement in natural gas prices. In addition, Compressco will continue to focus on its expansion into international markets, as that strategy resulted in notable successes in 2009.

“In conclusion, we are very pleased with our 2009 performance, highlighted by record annual results in the Offshore Services segment. We believe that Offshore Services is positioned to perform well in 2010, albeit at a lower level than in 2009. Another key accomplishment was the completion of the calcium chloride plant in El Dorado, Arkansas, which commenced production during late 2009. We expect to see the benefits of our investment in the new facility during 2010, with the majority of the impact being realized in the second half of the year. In addition, we believe that we have seen the beginning of a gradual improvement in our domestic markets, which should have a positive impact on our

Fluids and Production Enhancement Divisions. We believe that these factors, in conjunction with the normal seasonality of our Offshore Services segment, will result in most of our 2010 profitability being generated in the second and third quarters. All of our service businesses will continue to focus on growth and investment in select international markets.

“Our most noteworthy accomplishments during 2009 were the $96.7 million reduction in debt and $27.6 million increase in cash, made possible by a record level of free cash flow of $122.6 million (free cash flow is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in a table following the text portion of this release). We significantly out-performed our 2009 debt reduction forecast, which projected a mid-year peak of $480 million in long-term debt, and a year-end debt level of just over $400 million. With this reduction in debt, as of December 31, 2009, there was no balance outstanding under our $300 million credit facility. Our success in this area was achieved through capital spending reductions, operating cost constraints and working capital management. We will continue these efforts into 2010, and expect to benefit from the impact of our disciplined approach to spending. Overall, we believe that we are very well positioned to take advantage of improving markets in 2010 and to leverage the last several years of investment in our long-term strategies,” concluded Brightman.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$48,728	$64,199	$225,517	$293,248
Offshore Division
Offshore Services	82,015	91,143	353,798	306,362
Maritech	47,100	23,641	177,039	208,509
Intersegment eliminations	(5,048)	(8,635)	(45,648)	(22,971)
Offshore Division total	124,067	106,149	485,189	491,900
Production Enhancement Division
Production Testing	18,581	34,120	80,557	127,019
Compressco	20,580	26,076	88,108	97,417
Production Enhancement Division total	39,161	60,196	168,665	224,436
Eliminations and other	(249)	(123)	(494)	(519)
Total revenues	211,707	230,421	878,877	1,009,065

Gross profit
Fluids Division	7,110	10,356	47,549	56,446
Offshore Division
Offshore Services	19,114	13,193	94,488	43,025
Maritech	29,317	(55,992)	20,655	(29,958)
Intersegment eliminations	25	(1,085)	571	(782)
Offshore Division total	48,456	(43,884)	115,714	12,285
Production Enhancement Division
Production Testing	3,712	12,435	19,164	44,413
Compressco	8,058	10,537	33,689	41,323
Production Enhancement Division total	11,770	22,972	52,853	85,736
Eliminations and other	(771)	(625)	(3,019)	(2,466)
Total gross profit	66,565	(11,181)	213,097	152,001

General and administrative expense	29,579	26,187	100,832	104,949
Impairment of goodwill	-	47,073	-	47,073
Operating income	36,986	(84,441)	112,265	(21)

Interest expense, net	3,233	3,812	12,790	16,778
Other expense (income)	(5,956)	(8,337)	(5,895)	(12,884)
*Income before taxes and discontinued operations (A)	39,709	(79,916)	105,370	(3,915)
Provision for income taxes	14,294	(20,632)	36,563	5,740
Income before discontinued operations	25,415	(59,284)	68,807	(9,655)
Loss from discontinued operations, net of taxes (A)	390	(613)	(3)	(2,481)
Net income	$25,805	$(59,897)	$68,804	$(12,136)

*Income before taxes and discontinued operations
Fluids Division	1,622	(18,905)	20,791	5,401
Offshore Division
Offshore Services	15,764	(14,218)	78,394	3,019
Maritech	31,415	(58,689)	22,012	(31,932)
Intersegment eliminations	25	(1,085)	647	(782)
Offshore Division total	47,204	(73,992)	101,053	(29,695)
Production Enhancement Division
Production Testing	1,759	9,792	17,690	35,677
Compressco	5,713	7,630	23,563	30,310
Production Enhancement Division total	7,472	17,422	41,253	65,987
Corporate overhead (includes interest)	(16,589)	(4,441)	(57,727)	(45,608)
Total	39,709	(79,916)	105,370	(3,915)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.34	$(0.79)	$0.92	$(0.13)
Loss from discontinued operations	0.01	(0.01)	(0.00)	(0.03)
Net income	$0.35	$(0.80)	$0.92	$(0.16)

Weighted average shares outstanding	75,259	74,908	75,045	74,519

Diluted per share information
Income before discontinued operations	$0.33	$(0.79)	$0.91	$(0.13)
Loss from discontinued operations	0.01	(0.01)	(0.00)	(0.03)
Net income	$0.34	$(0.80)	$0.91	$(0.16)

Weighted average shares outstanding	76,410	74,908	75,722	74,519

Depreciation, depletion and amortization (B)	$47,995	$76,100	$162,317	$210,292

(A) Information presented for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2009 and 2008 includes oil and gas dry hole costs under successful efforts accounting and impairments of long-lived property assets.

Balance Sheet	December 31, 2009	December 31, 2008
	(In Thousands)
Cash	$33,660	$6,032
Accounts receivable, net	181,038	225,491
Inventories	122,274	117,731
Other current assets	53,846	86,059
PP&E, net	816,374	807,466
Other assets	140,407	169,845
Total assets	$1,347,599	$1,412,624

Current liabilities	$242,475	$212,481
Long-term debt	310,132	406,840
Other long-term liabilities	218,498	277,482
Equity	576,494	515,821
Total liabilities and equity	$1,347,599	$1,412,624

Reconciliation of Non-GAAP Financial Measure
Free Cash Flow is defined as cash provided by operating activities minus cash used in investing activities. Cash provided by operating activities consists of net income, plus depreciation, depletion and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, plus other changes in current operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions, and other cash used in investing activities. Management views Free Cash Flow, a non-GAAP measure, as a measure of TETRA's after-tax cash flow available to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund other financing activities. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of our complete financial results for the period which will be available on our website upon filing with the SEC. A reconciliation of cash provided by operating activities to Free Cash Flow for the twelve months ended December 31, 2009 and 2008 is shown below:

	Twelve Months Ended
	December 31,
	2009	2008
	(In Thousands)

Cash provided by operating activities	$272,315	$189,811
Cash used in investing activities	(149,699)	(261,455)
Free cash flow	$122,616	$(71,644)

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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